Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	(609) 452-4807
www.covance.com

COVANCE REPORTS EARNINGS GROWTH OF 30% TO $0.52 PER SHARE
– 21.7% Growth in Net Orders; Backlog up 17.4%; Record Margins of 14.3% –

Princeton, New Jersey, April 26, 2006 – Covance Inc. (NYSE: CVD) today reported earnings for its first quarter ended March 31, 2006 of $0.52/diluted share, including stock-based compensation expense of $0.04 per diluted share related to SFAS 123(R). This represents year-over-year EPS growth of 30.0% with both periods including stock-based compensation expense.

“Covance began 2006 with another strong, balanced financial performance, including top-line growth of 14.0% and record operating margins of 14.3% (including the impact of SFAS 123R). We also continued to win significant and strategic new business orders,” said Joe Herring, Chairman and Chief Executive Officer. “Early Development reported another quarter of strong operating margins of 24.9%, despite incremental expenses associated with opening new toxicology capacity, and revenue growth of 8.8%. In Late-Stage Development, revenue growth accelerated to 18.5% and operating margins increased to 18.0%, primarily driven by very strong performance in our central laboratory services.”

“Covance also delivered another quarter of strong new business flow, as net orders grew 21.7% to $375 million and backlog increased 17.4% to $1.72 billion. During the first quarter, we were awarded a $29 million extension and expansion of a dedicated space toxicology contract from a top ten pharmaceutical client who has decided to contract its in-house GLP testing. Coupled with the expansion we announced last quarter, this contract further validates our strategic approach to drug development as a winning solution for our clients and Covance. With the phased opening of our large toxicology expansion in Madison, WI last month and our recent agreement to acquire eight early clinical development sites from Radiant Research, Covance has strengthened our position to accommodate the continued strong demand for our integrated early development service offerings.”

“Reflecting the estimated impact of expensing stock-based compensation under SFAS 123(R) of $0.17 per diluted share, Covance has modified our 2006 earnings target to be at least $2.16 per diluted share.”

Consolidated Results

($ in millions except EPS)	1Q06	1Q05	1Q05	1Q05	Change
		as reported	SFAS 123	Pro Forma
			Expense
Net Revenues	$320.5	$281.3		$281.3	14.0%
Reimbursable Out-of-Pockets	$13.1	$11.5		$11.5
Total Revenues	$333.6	$292.8		$292.8

Costs and Expenses	$274.7	$240.4	$4.9	$245.3	12.0%
Reimbursable Out-of-Pockets	$13.1	$11.5		$11.5
Total Costs and Expenses	$287.8	$251.9	$4.9	$256.8

Operating Income	$45.8	$40.9	$(4.9)	$36.0	27.2%
Operating Margin %	14.3%	14.5%	(1.7)%	12.8%
Net Income	$33.4	$28.9	$(3.4)	$25.5	31.0%
Diluted EPS	$0.52	$0.45	$(0.05)	$0.40	30.0%

Operating Segment Results

Early Development

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, and research products. Early Development net revenues for the first quarter of 2006 grew 8.8% to $142.4 million compared to $131.0 million in the first quarter of 2005. Excluding the impact of exchange rate differences between both periods, revenue growth would have been 11.4%. Revenue was down sequentially following an exceptionally strong fourth quarter, which included significant year-end customer purchases of research products and a very high level of large animal study starts. Although year-on-year growth was constrained by limited North American toxicology capacity, we expect the recent addition of new capacity to enable low- to mid-teen revenue growth in this segment beginning in the second quarter.

Operating income for the first quarter of 2006 increased 11.0% to $35.5 million compared to $32.0 million for the first quarter of last year. Operating margins for the first quarter of 2006 were 24.9% versus 24.4% in the first quarter of the prior year. The primary drivers of the year-on-year operating margin expansion were toxicology services and research products.

($ in millions)	1Q06	1Q05	Change
Net Revenues	$142.4	$131.0	8.8%
Operating Income	$35.5	$32.0	11.0%
Margin %	24.9%	24.4%

Late-Stage Development

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (periapproval services and market access services), and cardiac safety services. Late-Stage Development net revenue growth for the first quarter of 2006 accelerated to 18.5% with net revenues of $178.1 million compared to $150.3 million in the first quarter of 2005. Central laboratory services was the strongest contributor to this quarter’s year-on-year growth.

Operating income for the first quarter of 2006 increased 24.7% to $32.0 million compared to $25.6 million in the first quarter of the prior year. Operating margins for the first quarter of 2006 were 18.0% versus 17.1% in the first quarter of the prior year and 16.2% in the fourth quarter of 2005. The primary driver of the year-on-year and sequential expansion in operating margins was the very strong performance in central laboratory services. Although clinical development contributed to revenue and margin growth in the first quarter, we anticipate a slower conversion of backlog to revenue in the second and third quarters due to the delay of three large studies.

($ in millions)	1Q06	1Q05	Change
Net Revenues	$178.1	$150.3	18.5%
Operating Income	$32.0	$25.6	24.7%
Margin %	18.0%	17.1%

Corporate Information

The Company’s backlog at March 31, 2006 grew 17.4% year-over-year to $1.72 billion compared to $1.46 billion at March 31, 2005. Net orders in the first quarter of 2006 were $374.7 million, up 21.7% over the $308.0 million reported in the first quarter of 2005.

Corporate expenses, which totaled $21.6 million in the first quarter of 2006, includes $4.0 million of incremental expenses relating to the expensing of stock-based compensation under SFAS 123(R).

The Company reported an increase of $30.4 million in cash and cash equivalents in the first quarter of 2006 to $191.1 million at March 31, 2006 from $160.7 million at December 31, 2005.

Capital expenditures for the first quarter of 2006 were $19.2 million. Free cash flow (cash from operations less capital spending) was $13.4 million. We continue to expect 2006 capital spending to be approximately $125 million and 2006 free cash flow to be approximately $90 million.

Net Days Sales Outstanding (DSO) were 56 days at both March 31, 2006 and December 31, 2005 and 55 days at March 31, 2005.

The Company’s investor conference call will be webcast on April 27 at 9:00 am EDT. Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1 billion, global operations in more than 20 countries, and more than 7,400 employees worldwide. Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, our ability to obtain necessary regulatory approval on a timely basis and close the Radiant transaction, difficulties or delays in integrating the business of Radiant and achieving anticipated efficiencies and synergies, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Statement Regarding Adoption of SFAS 123(R)

Prior to 2006, Covance followed the disclosure-only provisions of SFAS 123 as it related to expensing of stock options. Accordingly, the Company had accounted for stock awards granted under its equity plans under the recognition and measurement principles of APB25, which provide that no expense is recorded for stock options issued with an exercise price equal to the fair market value of the underlying stock on the date of grant. Covance reflected the expense associated with the fair value of stock option grants in its required pro forma footnote disclosure under SFAS 123 in its SEC filings. Beginning January 1, 2006, Covance adopted SFAS 123(R). Under SFAS 123(R), all share-based payments to employees, including grants of employee stock options, are recognized in the financial statements based upon their fair values. Management believes that it may be useful for investors in evaluating current period financial performance to compare to 2005 results that include stock option expense computed in accordance with SFAS 123. Management does not assert that such pro forma numbers are superior to the 2005 “as reported” results; however, the pro forma numbers may help investors compare results including stock option expense across both periods. Although the Company has begun to use the Lattice-Binomial valuation method for valuing stock options granted beginning in 2006 (whereas previously the Company had used the Black-Scholes Merton valuation method), management believes that the Lattice-Binomial and the Black-Scholes Merton valuation methods, with the assumptions used by the Company, result in fair values which are substantially similar in all material respects. As a result, the Company believes that the 2006 “as reported” amounts under SFAS 123(R) are comparable to the 2005 “pro forma” amounts as previously disclosed under SFAS 123.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended March 31
	2006 (1)	2005 (2)

Net revenues	$320,509	$281,265
Reimbursable out-of-pockets	13,129	11,518
Total revenues	333,638	292,783

Costs and expenses:
Cost of revenue	213,660	186,772
Reimbursed out-of-pocket expenses	13,129	11,518
Selling, general and administrative	48,286	42,136
Depreciation and amortization	12,719	11,501
Total costs and expenses	287,794	251,927

Income from operations	45,844	40,856

Other (income) expense, net:
Interest income, net	(1,813)	(1,012)
Foreign exchange transaction loss, net	262	582
Other income, net	(1,551)	(430)

Income before taxes and equity investee earnings	47,395	41,286

Taxes on income	14,256	12,718

Equity investee earnings	250	296

Net income	$33,389	$28,864

Basic earnings per share	$0.53	$0.46

Weighted average shares outstanding - basic	63,172,374	62,755,085

Diluted earnings per share	$0.52	$0.45

Weighted average shares outstanding - diluted	64,446,222	63,990,948

(1)          2006 financial results include stock-based compensation expense as measured under SFAS 123R.

(2)          2005 financial results reflect stock-based compensation expense as measured under APB 25 and, accordingly, do not include stock-based compensation expense as measured under SFAS 123.

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2006 and DECEMBER 31, 2005

(Dollars in thousands)

	March 31	December 31
	2006	2005
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$191,097	$160,717
Accounts receivable, net	193,736	206,098
Unbilled services	96,207	88,297
Inventory	40,520	40,293
Deferred income taxes	2,085	2,062
Prepaid expenses and other current assets	58,651	49,243
Total Current Assets	582,296	546,710

Property and equipment, net	416,697	410,665
Goodwill, net	61,262	61,262
Other assets	38,335	37,966
Total Assets	$1,098,590	$1,056,603

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,679	$26,975
Accrued payroll and benefits	50,875	64,226
Accrued expenses and other current liabilities	49,408	48,298
Unearned revenue	90,655	96,987
Income taxes payable	18,450	16,242
Total Current Liabilities	234,067	252,728

Deferred income taxes	44,365	45,545
Other liabilities	28,385	26,559
Total Liabilities	306,817	324,832

Stockholders’ Equity:
Common stock	725	718
Paid-in capital	377,980	350,678
Retained earnings	646,200	612,811
Cumulative translation adjustment	13,234	13,367
Treasury stock	(246,366)	(245,803)
Total Stockholders’ Equity	791,773	731,771

Total Liabilities and Stockholders’ Equity	$1,098,590	$1,056,603

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended March 31
	2006	2005
Cash flows from operating activities:
Net income	$33,389	$28,864
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,719	11,501
Non-cash compensation expense associated with employee benefit and stock compensation plans	6,697	3,478
Deferred income tax provision	(1,203)	(1,052)
Other	(195)	145
Changes in operating assets and liabilities:
Accounts receivable	12,362	(4,451)
Unbilled services	(7,910)	(10,392)
Inventory	(227)	1,926
Accounts payable	(2,296)	(2,043)
Accrued liabilities	(12,241)	(19,582)
Unearned revenue	(6,332)	(2,008)
Income taxes payable	5,260	15,044
Other assets and liabilities, net	(7,462)	(15,079)
Net cash provided by operating activities	32,561	6,351

Cash flows from investing activities:
Capital expenditures	(19,158)	(23,659)
Other, net	22	—
Net cash used in investing activities	(19,136)	(23,659)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	17,560	19,035
Purchase of treasury stock	(563)	(12,072)
Net cash provided by financing activities	16,997	6,963

Effect of exchange rate changes on cash	(42)	(4,657)

Net change in cash and cash equivalents	30,380	(15,002)

Cash and cash equivalents, beginning of period	160,717	177,712

Cash and cash equivalents, end of period	$191,097	$162,710